Exhibit 5.1

[LETTERHEAD OF ORRICK, HERRINGTON & SUTCLIFFE LLP]

April 14, 2004

iVillage Inc.
500 Seventh Avenue
New York, NY 10018

Re: iVillage Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We are counsel to iVillage Inc., a Delaware corporation (the “Company”). We have acted as counsel to the Company with respect to the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the public offering of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as follows:

•	up to $125,000,000 shares of Common Stock offered by the Company; and

•	up to 1,635,110 shares of common stock that are either presently outstanding or that are issuable upon exercise of options that are held by certain existing holders of Common Stock and holders of options to purchase shares of Common Stock (the “Selling Stockholders”).

We have examined the Registration Statement and such instruments, documents, and records that we deemed relevant and necessary for the basis of this opinion, and we have also examined and relied on representations, statements or certificates of public officials and officers and representatives of the Company. In this examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed. We have further assumed that with respect to the shares of Common Stock to be sold by the Company under the Registration Statement (the “Shares”) , the number of Shares will not exceed 14,551,804, representing the number obtained by dividing $125,000,000 by $8.59, the closing price of the Common Stock on April 13, 2004, as reported by the Nasdaq National Market).

Based on this examination, we are of the opinion that:

1.	the Shares are duly authorized and that upon the happening of the following events:

(a)	the effectiveness of the Registration Statement and any amendments thereto;

(b)	the offering and sale of the Shares as contemplated by the Registration Statement, the prospectus contained therein and any amendments or supplements thereto, and in accordance with the Company’s actions authorizing the sale of the Shares; and

(c)	receipt by the Company of the consideration for the Shares, as contemplated by the Registration Statement, the prospectus contained therein and any amendments or supplements thereto;

the Shares will be validly issued, fully paid and nonassessable.

2.	the shares of Common Stock to be sold by the Selling Stockholders under the Registration Statement that are outstanding as of the date of this were validly issued and are fully paid and non-assessable; and

3.	the shares of Common Stock to be sold by the Selling Stockholders under the Registration Statement, that are issuable upon exercise of options when issued against payment therefor in accordance with the terms of the applicable options, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not admit that we are “experts” within the meaning of that term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP